Exhibit 10.4
EXECUTION COPY

PURCHASE OPTION AGREEMENT
by and among
OXiGENE, INC.
SYMPHONY ViDA HOLDINGS LLC
and
SYMPHONY ViDA, INC.

Dated as of October 1, 2008

Annex A Certain Definitions
Annex B Form of Convertible Note
Exhibit 1 Purchase Exercise Notice

ii

PURCHASE OPTION AGREEMENT
     This PURCHASE OPTION AGREEMENT (this “Agreement”) is entered into as of October 1, 2008 (the “Closing Date”), by and among OXiGENE, INC., a Delaware corporation (the “Company”), SYMPHONY ViDA HOLDINGS LLC, a Delaware limited liability company (“Holdings”), and SYMPHONY ViDA, INC., a Delaware corporation (the “Symphony Collaboration”). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in Annex A attached hereto.
PRELIMINARY STATEMENT
     WHEREAS, the Company and Holdings have entered into a Technology License Agreement pursuant to which the Company has granted Holdings an exclusive license (the “License”) to the use of certain intellectual property related to the Programs owned or controlled by the Company;
     WHEREAS, contemporaneously with the execution of this Agreement, the Company, Holdings and the Symphony Collaboration are entering into a Novated and Restated Technology License Agreement, pursuant to which, among other things, Holdings will assign by way of novation the License to the Symphony Collaboration;
     WHEREAS, the Company and Holdings have entered into a Research and Development Agreement pursuant to which Holdings and the Company have agreed to develop the Programs and to establish a Development Committee to oversee such development;
     WHEREAS, contemporaneously with the execution of this Agreement, the Company, Holdings and the Symphony Collaboration are entering into an Amended and Restated Research and Development Agreement, pursuant to which, among other things, Holdings will assign its rights and obligations under the Research and Development Agreement to the Symphony Collaboration;
     WHEREAS, contemporaneously with the execution of this Agreement, in order to fund such research and development, institutional investors are committing to invest up to $40,000,000 in Holdings (the “Financing”) in exchange for (i) membership interests in Holdings, (ii) shares of the Company Common Stock having a market value of up to $15,000,000 issued to Holdings (the “Direct Investment Shares”), (iii) a warrant to purchase Company Common Stock issued to Holdings (the “Warrant Shares”) having a market value of up to $15,000,000 less the value of the Direct Investment Shares (the “Direct Investment Warrant”), (iv) shares of the Company Common Stock having a market value of $4,000,000 (the “Option Premium Shares”), and (v) other consideration as contemplated by the terms of the Additional Funding Agreement, and Holdings will agree to contribute $15,000,000 of the proceeds of the Financing to the Symphony Collaboration and pay $15,000,000 of the proceeds of the Financing to the Company;
     WHEREAS, Holdings desires, in consideration for the foregoing, to grant the Company an option to purchase all of the Common Stock of the Symphony Collaboration and any other Equity Securities issued by the Symphony Collaboration (together, the

“Symphony Collaboration Equity Securities”) owned, or hereinafter acquired, by Holdings on the terms described in this Agreement;
     WHEREAS, the Company, Holdings, Investors and the Symphony Collaboration have entered into the Additional Funding Agreement in furtherance of the transactions contemplated hereby and in the other Operative Documents; and
     WHEREAS, the Company, the Symphony Collaboration and Holdings have determined that it is in each of its best interest to perform and comply with certain agreements and covenants relating to each of its ongoing operations contained in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto (the “Parties”) agree as follows:
          Section 1. Grant of Purchase Option.
               (a) Holdings hereby grants to the Company an exclusive irrevocable option (the “Purchase Option”) to purchase all, but not less than all, of the outstanding Symphony Collaboration Equity Securities owned or hereinafter acquired by Holdings, in accordance with the terms of this Agreement.
               (b) The Symphony Collaboration hereby covenants and agrees that all Symphony Collaboration Equity Securities issued by the Symphony Collaboration at any time prior to the expiration of the Term (including to Holdings, on, prior to, or after the date hereof or to any other Person at any time whatsoever, in all cases prior to the expiration of the Term) shall be subject to the Purchase Option and all of the other terms and conditions of this Agreement without any additional action on the part of the Company or Holdings. For the avoidance of doubt, to the extent the Symphony Collaboration shall issue any Symphony Collaboration Equity Securities (including any issuance in respect of a transfer of Symphony Collaboration Equity Securities by any holder thereof, including Holdings) after the date hereof to any Person (including Holdings) (any issuance of such Symphony Collaboration Equity Securities being subject to the prior written consent of the Company as set forth in Sections 5(c) and 7(b) hereof, as applicable), the Symphony Collaboration hereby covenants and agrees that it shall cause such Symphony Collaboration Equity Securities to be subject to the Purchase Option without the payment of, or any obligation to pay, any additional consideration in respect of such Symphony Collaboration Equity Securities by the Company, the Symphony Collaboration or any Symphony Collaboration Subsidiary to the Person(s) acquiring such subsequently issued Symphony Collaboration Equity Securities, the Parties acknowledging and agreeing that the sole consideration payable by the Company pursuant to this Agreement for all of the outstanding Symphony Collaboration Equity Securities now or hereinafter owned by any Person shall be the Purchase Price (as defined in Section 2(b) hereof).

               (c) The Company’s right to exercise the Purchase Option granted hereby is subject to the following conditions:
                    (i) The Purchase Option may only be exercised for the purchase of all, and not less than all, of the Symphony Collaboration Equity Securities;
                    (ii) The Purchase Option may only be exercised a single time;
                    (iii) Except as expressly provided in Section 1(c)(iv), the Purchase Option may be exercised only during the period (the “Purchase Option Period”) commencing on and including the first day following the first anniversary of the Closing Date (the “Purchase Option Commencement Date”) and ending on and including the earliest of (x) March 31, 2012 (the “Final Termination Date”), (y) the 40th calendar day (such 40th calendar day, the “Funds Termination Date”) immediately following the date (the “Balance Sheet Deficiency Date”) on which a notice that an impending Funds Termination Date may occur as a result of such Balance Sheet Deficiency Date (the “Funds Termination Notice”) is delivered to the Company by Holdings or the Symphony Collaboration in accordance with Section 13 hereof, accompanied by an internally prepared, unaudited balance sheet of the Symphony Collaboration (prepared in accordance with GAAP (except for the absence of footnotes)) stating that the working capital of the Symphony Collaboration is less than the Balance Sheet Deficiency Threshold at such time (the “Balance Sheet Deficiency”); provided, that, notwithstanding the foregoing to the contrary, if the Additional Holdings Funding, a contribution by the Company pursuant to the Optional Company Funding or the Company Payment Amount shall have been paid to the Symphony Collaboration, the Funds Termination Date shall be the 30th calendar day immediately following the next occurrence of a Balance Sheet Deficiency Date, and (z) the date on which both Programs have been discontinued pursuant to Section 4.2(c) of the Amended and Restated Research and Development Agreement.
                    (iv) In the event that the Symphony Collaboration terminates the Amended and Restated Research and Development Agreement pursuant to Section 17.2 thereof, the Company shall have five (5) Business Days to notify Holdings of its exercise of the Purchase Option under the terms of this Agreement.
          Section 2. Exercise of Purchase Option.
               (a) Exercise Notice. The Company may exercise the Purchase Option only by delivery of a notice in the form attached hereto as Exhibit 1 (the “Purchase Option Exercise Notice”) during the Purchase Option Period. The Purchase Option Exercise Notice shall be delivered on a Business Day to Holdings and the Symphony Collaboration and shall be irrevocable once delivered. The date on which the Purchase Option Exercise Notice is first delivered to Holdings and the Symphony Collaboration is referred to as the “Purchase Option Exercise Date.” The Purchase Option Exercise Notice shall contain (1) an estimated date for the settlement of the Purchase Option (the “Purchase Option Closing”), which date shall be estimated in accordance with this Section 2(a), (2) the Purchase Price, determined in accordance with Section 2(b) hereof, and (3) if the Company intends to pay part of the Purchase Price in Company Common Stock pursuant to a convertible note, the form of which is attached hereto as Annex B (the “Convertible Note”), notice of such intent, the estimated number of shares to be transferred at such purchase price, the estimated valuation thereof and the percentage such portion bears to (A) the Purchase Price, and (B) the total amount of the Company Common Stock then issued and outstanding (which shall be no greater percentages than are permitted under Section 2(c)). If, during the period following the delivery of the Purchase Option Exercise Notice, the working capital held by the Symphony Collaboration is less than or equal to the Balance Sheet Deficiency Threshold, then the Symphony Collaboration shall cease payment of any amounts owed to the Company in respect of its activities pursuant to the Amended and Restated Research and Development Agreement, but shall continue to pay amounts owed to all other Persons. All cash and cash equivalents on the Symphony Collaboration’s balance sheet on the date of the Purchase Option Closing (the “Purchase Option Closing Date”) will not be transferred or distributed to Holdings and shall be retained by the Symphony Collaboration. The Purchase Option Closing Date shall be as follows:
                    (i) If the Company elects to pay the entire Purchase Price in cash, the Purchase Option Closing Date shall be the date that is the later of: (A) five (5) Business Days following the Purchase Option Exercise Date; and (B) five (5) Business Days following the date that the Company receives all necessary Government Approvals related to its HSR Filings; provided, however that unless Holdings receives from the Company an opinion from nationally recognized anti-trust counsel (which opinion is acceptable in form and substance to Holdings) to the effect that no HSR Filings are required, the Company and Holdings shall make all necessary HSR Filings within ten (10) Business Days following the Purchase Option Exercise Date and shall promptly and diligently pursue the related regulatory process, including without limitation, responding to any second request from the Federal Trade Commission or the Department of Justice, as applicable; and provided, further, that (1) if there is no second request from the Federal Trade Commission or the Department of Justice, as applicable, with respect to the Company’s or Holdings’ HSR Filings, then in no event shall the Purchase Option Closing Date be more than sixty (60) days following the Purchase Option Exercise Date, and (2) if there is a second request from the Federal Trade Commission or the Department of Justice, as applicable, with respect to the Company’s or Holdings’ HSR Filings, then in no event shall the Purchase Option Closing Date be more than one hundred and twenty (120) days following the date upon which the later of the Company or Holdings delivers documents pursuant to such second request. If the Company shall fail to make such cash payment on the Purchase Option Closing Date within the applicable time period set forth above, then in addition to any other rights that Holdings shall have hereunder, this Agreement shall terminate and the Company shall relinquish all rights hereunder to purchase Symphony Collaboration Equity Securities; or
                    (ii) If the Company elects to pay a portion of the Purchase Price in Company Common Stock pursuant to the Convertible Note (subject to the limitations set forth herein and in the Registration Rights Agreement), the Purchase Option Closing Date shall be the date that is the latest of:

                    (A) five (5) Business Days following the Purchase Option Exercise Date;
                    (B) five (5) Business Days following the Effective Registration Date of such Company Common Stock; provided, that Company shall file the Registration Statement contemplated by Section 3(b)(i) within (x) ten (10) Business Days after the Purchase Option Exercise Date if the Company is eligible to use Form S-3 under the Securities Act (or any successor form), or (y) twenty (20) Business Days after the Purchase Option Exercise Date if the Company is not eligible to use Form S-3 under the Securities Act (or any successor form), unless otherwise agreed;
                    (C) five (5) Business Days following the date that the Company receives the necessary Government Approvals related to its HSR Filings (if any) related to the exercise of the Purchase Option; provided, however, that the Company and Holdings shall make all necessary HSR Filings within five (5) Business Days following the Purchase Option Exercise Date and shall promptly and diligently pursue the related regulatory process consistent with the provisos in clause (i) above; and
                    (D) the maturity date set forth in the Convertible Note.
provided, further, that the Company shall use commercially reasonable efforts to have such Registration Statement declared effective by the SEC as promptly as possible following the filing of the Registration Statement. The Company shall use commercially reasonable efforts to maintain the effectiveness of any such Registration Statement for a period of two (2) years following the SEC’s declaration. Subject to the last sentence of this clause (a), in the event that such Registration Statement is not declared effective within one hundred and twenty (120) days following the Purchase Option Exercise Date (such period, the “Declaration Period”), the Company shall pay the full Purchase Price in cash within five (5) Business Days (in which event the Purchase Option Closing Date shall be the date upon which such cash payment within five (5) Business Days is made by the Company). If the Company shall fail to make such cash payment, then in addition to any other rights or remedies that Holdings shall have arising from such breach, this Agreement shall terminate and the Company shall relinquish all rights hereunder to purchase the Symphony Collaboration Equity Securities. The Declaration Period shall be extended for a reasonable period of time as determined by the Symphony Collaboration Board in consultation with recognized securities counsel in the event that any member of the Investors takes action with respect to the Company Common Stock that prevents the Registration Statement from being declared effective during the Declaration Period.
               (b) Purchase Price Upon Option Exercise. Upon exercise of the Purchase Option and as complete and full consideration for the sale to the Company by Holdings of its Symphony Collaboration Equity Securities (and for Symphony Collaboration Equity Securities of any other Person), the Company shall pay (i) two (2) times the aggregate amount of the Initial Investors Funding and the Additional Holdings

Funding, minus (ii) (x) the aggregate amount of all Discontinuation Prices and other amounts paid by the Company directly to Holdings or to the Symphony Collaboration pursuant to Section 11(a) of the Amended and Restated Research and Development Agreement and the aggregate amount of all Discontinued Funds, in each case as subsequently dividended or otherwise distributed to Holdings (if any), (y) any amount paid by the Company for Symphony Collaboration Equity Securities of any other Person and (z) 50% of the purchase price paid in consideration for any Non-IV Shares (the “Purchase Price”).
               (c) Form of Payment. Subject to Sections 2(a) and 2(e), the Purchase Price may be paid in either cash or a combination of cash and the Convertible Note, at the sole discretion of the Company; provided, that, in no event may the value of Company Common Stock (determined in accordance with Section 2(e) hereof) delivered pursuant to the Convertible Note in connection with the exercise of the Purchase Option constitute more than (i) 20% of the total Purchase Price or (ii) 10% of the total Company Common Stock outstanding immediately prior to the time of the Purchase Option Exercise Date; provided further, that, if the Company elects to pay the Purchase Price in a combination of cash and the Convertible Note, the cash portion must be paid in accordance with Section 2(a)(i); provided, however, that unless otherwise agreed by the Parties, the payment of a portion of the Purchase Price in Company Common Stock pursuant to the Convertible Note shall be subject to the receipt of any necessary stockholder approval for the purposes of the NASDAQ Marketplace Rules 4350(i)(1)(B) and 4350(i)(1)(D); and further, in the sole discretion of Holdings, shall not be permitted if such payment would or would be reasonably likely to result in any liability to the Investors or their Affiliates under Section 16 of the Securities Exchange Act of 1934, as amended, as a result of any transaction entered into by the Investors or any of their Affiliates prior to the issuance of such shares of Company Common Stock.
               (d) Surrender of Symphony Collaboration Equity Securities; Symphony Collaboration Board. Subject to the terms and conditions of this Agreement, on the Purchase Option Closing Date, Holdings shall surrender to the Company its certificates representing its Symphony Collaboration Equity Securities, and shall convey good title to such Symphony Collaboration Equity Securities, free from any Encumbrances and from any and all restrictions that any sale, assignment or other transfer of such Symphony Collaboration Equity Securities be consented to or approved by any Person. On or prior to the Purchase Option Closing Date, Holdings shall remove all directors serving on the Symphony Collaboration Board, other than the Company Director (as defined in Section 4(b)(v) hereof), as of the Purchase Option Closing Date.
               (e) Valuation of Company Stock. In the event that the Company elects to pay part of the Purchase Price through the delivery to Holdings of Company Common Stock, the value per share thereof (the “Company Common Stock Valuation”) shall equal the average closing price of Company Common Stock, as reported by the NASDAQ Global Market, or other national exchange that is the primary exchange on which Company Common Stock is then listed, for the thirty (30) trading days immediately preceding (but not including) the second trading day prior to the Purchase Option Closing Date. If Company Common Stock is not then traded on a national exchange or the NASDAQ Global Market, unless otherwise agreed by the Parties, then the Company shall be obligated to pay the Purchase Price solely in cash on the Purchase Option Closing Date. The Company shall calculate the Company Common Stock Valuation in accordance with this Section 2(e), subject to review and confirmation by Holdings.
               (f) Share Certificates. Any stock certificate(s) issued by the Company for Company Common Stock pursuant to this Section 2 may contain a legend (the “33 Act Legend”) substantially as follows:
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE, AND THE SAME HAVE BEEN ISSUED IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. SUCH SHARES MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT AS PERMITTED UNDER SUCH SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.
This legend shall be removed by the Company, subject to, and in accordance with, the terms of Section 3(b)(iii) hereof.
               (g) Government Approvals. On or prior to the Purchase Option Closing Date, each of the Company, the Symphony Collaboration and Holdings shall have taken all necessary action to cause all Governmental Approvals with respect to such Party (including, without limitation, the preparing and filing of any pre-merger notification and report forms required under the HSR Filings required to be in effect in connection with the transactions contemplated by this Agreement to be in effect; provided, however, that with respect to Government Approvals required by a Governmental Authority other than the United States federal government and its various branches and agencies, the Parties’ obligations under this Section 2(g) shall be limited to causing to be in effect only those Government Approvals, the failure of which to be in effect would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on any of the Parties. Each of the Symphony Collaboration and the Company shall pay its own costs associated with taking such action. The Symphony Collaboration shall pay any costs of Holdings associated with obtaining Government Approvals required in connection with the exercise of the Purchase Option. All other costs and expenses of Holdings shall be paid by Holdings pursuant to Section 8(b) hereof, including any costs arising from any error in Holdings’ initial valuation of its investment in the Symphony Collaboration.
               (h) Transfer of Title. Transfer of title to the Company of all of the Symphony Collaboration Equity Securities shall be deemed to occur automatically on the Purchase Option Closing Date, subject to the payment by the Company on such date of the Purchase Price and its performance of its other obligations herein required to be performed under Section 2(e) and (f), and under the Registration Rights Agreement, as applicable, on or prior to the Purchase Option Closing Date to the reasonable satisfaction of Holdings, and thereafter the Symphony Collaboration shall treat the Company as the sole holder of all Symphony Collaboration Equity Securities, notwithstanding any failure of Holdings to tender certificates representing such shares to the Company in accordance with Section 2(d) hereof. After the Purchase Option Closing Date, Holdings shall have no rights in connection with such Symphony Collaboration Equity Securities other than the right to receive the Purchase Price; provided, however, that nothing in this Section 2(h) shall affect the survivability of any indemnification provision in this Agreement upon termination of this Agreement.
               (i) Consents and Authorizations. On or prior to the Purchase Option Closing Date, the Company shall have obtained all consents and authorizations necessary from stockholders and/or its board of directors for the consummation of the exercise and closing of the Purchase Option, as may be required under the organizational documents of the Company, any prior stockholders or board resolution, any stock exchange or similar rules or any applicable law.
     Section 2A. Change of Control; Put Option.
               (a) In the event that a Change of Control of the Company occurs, the Company shall, and as applicable, shall cause the Surviving Entity to, (i) subject to the terms of the Confidentiality Agreement and any confidentiality agreement entered into in connection with a Change of Control, provide notice to Holdings of a Change of Control no more than ten (10) days after the execution of a definitive agreement committing the Company to a Change of Control, and in any event, no less than ten (10) days prior to the closing of such Change of Control transaction, (ii) promptly following any Change of Control, if the Company is not the Surviving Entity, the Surviving Entity shall execute and deliver to the Symphony Collaboration and Holdings instruments, in form and substance reasonably acceptable to the Symphony Collaboration and Holdings, whereby the Surviving Entity expressly assumes all of the obligations of the Company hereunder and under each other Operative Document to which the Company is a party, and (iii) ensure that all material applications and filings have been made to, and all material consents have been received from, the FDA, and any applicable foreign equivalent thereof, necessary for the Surviving Entity to satisfy all of its material obligations under the Operative Documents, except to the extent that failure to make such applications or filings or receive such consents would not reasonably be expected to have a material adverse effect on the Programs or the Symphony Collaboration’s rights under the Operative Documents.
               (b) Holdings shall have an exclusive option (the “Change of Control Put Option”) to sell 100% of the Symphony Collaboration Equity Securities to the Surviving Entity, which may be exercised within 30 days following a Change of Control, but in any event prior to the expiration of the Term, in its sole discretion following a Change of Control with respect to the Company.

               (c) Holdings may exercise the Change of Control Put Option only by delivery of written notice (the “Change of Control Put Option Exercise Notice”) during the Purchase Option Period. The Change of Control Put Option Exercise Notice shall be delivered on a Business Day to the Surviving Entity and the Symphony Collaboration, and shall thereafter be deemed for all purposes under the terms of this Agreement to be a Purchase Option Exercise Notice by the Surviving Entity (in accordance with the provisions of Section 2 hereof) as of the date such notice is delivered (such date to be deemed for all purposes under the terms of this Agreement as the Purchase Option Exercise Date). The Purchase Price with respect to such an exercise of the Change of Control Put Option shall be the Purchase Price applicable under Section 2(b) hereof, payable solely in cash. In the event Holdings exercises the Change of Control Put Option and such sale is consummated, Holdings shall maintain and does not release any rights or claims against the Surviving Entity, including rights or claims whereby Holdings is otherwise entitled to reimbursement or indemnification under any of the Operative Documents or any other document delivered by the Surviving Entity in connection with such Change of Control.
          Section 3. Company Representations, Warranties and Covenants.
               (a) As of the date hereof, the Company hereby represents and warrants, and, except to the extent that any of the following representations and warranties are limited to the date of this Agreement or otherwise limited, on the Purchase Option Closing Date, shall be deemed to have represented and warranted, to Holdings and the Symphony Collaboration that:
                    (i) Organization. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.
                    (ii) Authority and Validity. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action required on the part of the Company, and no other proceedings on the part of the Company are necessary to authorize this Agreement or for the Company to perform its obligations under this Agreement. This Agreement constitutes the lawful, valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.
                    (iii) No Violation or Conflict. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not (A) violate, conflict with or result in the breach of any provision of the Organizational Documents of the Company, (B) as of the date of this Agreement, and as of the Purchase Option Closing Date if the Company elects to pay part of the Purchase Price through the delivery of Company Common Stock (a “Partial Stock Payment”), conflict with or violate any law or Governmental Order applicable to the Company or any of its assets, properties or businesses, or (C) conflict with, result in any breach of, constitute a default (or event that with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Company, pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company is a party except, in the case of clauses (B) and (C), to the extent that such conflicts, breaches, defaults or other matters would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
                    (iv) Governmental Consents and Approvals. Other than any HSR Filings which, if the Purchase Option is exercised by the Company and if such HSR Filings are required pursuant to Section 2(a) hereof, will be obtained on or prior to the Purchase Option Closing Date, the execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby do not and will not, require any Governmental Approval which has not already been obtained, effected or provided, except with respect to which the failure to so obtain, effect or provide would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
                    (v) Litigation. As of (A) the date of this Agreement, except as disclosed in any Company Public Filings available as of the date hereof, and (B) the Purchase Option Closing Date if the Company elects to make a Partial Stock Payment, there are no actions by or against the Company pending before any Governmental Authority or, to the knowledge of the Company, threatened to be brought by or before any Governmental Authority, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. There are no pending or, to the knowledge of the Company, threatened actions, to which the Company is a party (or is threatened to be named as a party) to set aside, restrain, enjoin or prevent the execution, delivery or performance of this Agreement or the Operative Documents or the consummation of the transactions contemplated hereby or thereby by any party hereto or thereto. As of the date of this Agreement, and as of the Purchase Option Closing Date if the Company elects to make a Partial Stock Payment, the Company is not subject to any Governmental Order (nor, to the knowledge of the Company, is there any such Governmental Order threatened to be imposed by any Governmental Authority) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
                    (vi) Information. All information provided or otherwise made available by the Company or its representatives in connection with the Programs and the underlying intellectual property, this Agreement, the Operative Documents and the transactions contemplated thereby, when taken as a whole, is complete and correct in all material respects and does not contain any untrue statement of material fact or, to the Company’s Knowledge, omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading.
                    (vii) Option Premium Shares. The Company will treat the Option Premium Shares, with a value of $4,000,000, and the Additional Investment Shares, with a value of up to $1,000,000, for federal, state and local income tax purposes as an option premium paid in return for the grant of the Purchase Option and the Additional Holdings Funding, as applicable.
               (b) The Company hereby covenants and agrees with Holdings as follows:
                    (i) Immediately prior to the Purchase Option Closing Date, the Company shall have sufficient amounts of cash and, if applicable, sufficient authorized but unissued, freely transferable and nonassessable Company Common Stock available, to satisfy the portion of the Purchase Price to be paid in cash or Company Common Stock pursuant to and to the extent permitted by Sections 2(b) and 2(c); provided, that if the Purchase Option Closing Date does not occur within (A) five (5) Business Days if no HSR Filings are required or (B) thirty (30) days if HSR Filings are required, in each case following the Purchase Option Exercise Date and pursuant to Section 2(a) hereof, the Company shall provide Holdings with evidence of the Company’s wherewithal to pay, or firm commitments from third parties with the wherewithal to pay, or other guaranty of payment, in each case which is reasonably acceptable to Holdings, for that portion of the Purchase Price to be paid in cash. In the event that the Company elects to satisfy any portion of the Purchase Price in Company Common Stock (A) the Company shall have, not later than the Purchase Option Closing Date, unless otherwise agreed, a Registration Statement declared effective by the Securities and Exchange Commission for the resale of any such shares of Company Common Stock to be delivered in partial satisfaction of the Purchase Price, accompanied by evidence reasonably acceptable to Holdings that such Company Common Stock has been approved for listing on the NASDAQ Global Market or such other national market on which the Company Common Stock is then listed, and (B) the Company shall deliver to Holdings on or before the Purchase Option Closing Date, a legal opinion from the Company’s legal counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., or such other counsel as the Company and Holdings shall mutually agree, which opinion shall be, in form and substance, reasonably acceptable to Holdings and shall contain, with respect to the Company Common Stock to be used as partial payment of the Purchase Price, substantially the same opinions rendered by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., in paragraphs 4, 5 and 7 of the opinion delivered to Holdings on the Closing Date, along with customary assumptions and limitations.
                    (ii) If the Company elects to satisfy any portion of the Purchase Price in Company Common Stock, the Company, on the Purchase Option Closing Date, shall convey good and marketable title to such Company Common Stock, free from any Encumbrances and any and all other restrictions requiring that any issuance, sale, assignment or other transfer of such Company Common Stock be consented to or approved by any Person.

                    (iii) If the share certificates representing such Company Common Stock include the 33 Act Legend (as set forth in Section 2(f) hereof), Company shall, within two (2) Business Days of receiving a request from Holdings or any Investor (as defined in the Registration Rights Agreement), remove or cause to be removed the 33 Act Legend from such share certificates as Holdings or such Investor shall designate, so long as (x) the Company Common Stock represented by such share certificates has been transferred to a third party in compliance with (A) the registration requirements of the Securities Act or (B) Rule 144 under the Securities Act, and the Company receives a certification from Holdings, such Investor or a securities broker designated by Holdings or such Investor to the effect that the sale of such Company Common Stock was made under a Registration Statement and accompanied by the delivery of a current prospectus or pursuant to Rule 144.
                    (iv) Upon the expiration of the Purchase Option or the termination of this Agreement pursuant to Section 9 hereof, or as soon thereafter as is practical, the Company shall (A) in accordance with and pursuant to Sections 2.7 and 2.8 of the Novated and Restated Technology License Agreement, deliver to the Symphony Collaboration all Regulatory Files and Tangible Materials, and (B) in accordance with and pursuant to Section 2.11 of the Novated and Restated Technology License Agreement, provide and supply, or cause to be provided and supplied, finished dosage form of Products.
                    (v) In the event that the Company exercises the Purchase Option, then the Company shall maintain the separate corporate existence of the Symphony Collaboration for a minimum of one (1) year following such exercise, unless such maintenance would have a Material Adverse Effect on the Company or any of its Affiliates.
          Section 4. Holdings Representations, Warranties and Covenants.
               (a) As of the date hereof, Holdings hereby represents and warrants, and, except to the extent that any of the following representations and warranties are limited to the date of this Agreement or otherwise limited, on the Purchase Option Closing Date, shall be deemed to have represented and warranted, to the Company and the Symphony Collaboration that:
                    (i) Organization. Holdings is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware.
                    (ii) Authority and Validity. Holdings has all requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Holdings of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action required on the part of Holdings, and no other proceedings on the part of Holdings are necessary to authorize this Agreement or for

Holdings to perform its obligations under this Agreement. This Agreement constitutes the lawful, valid and legally binding obligation of Holdings, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.
                    (iii) No Violation or Conflict. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not (A) violate, conflict with or result in the breach of any provision of the Organizational Documents of Holdings, (B) as of the date of this Agreement, and as of the Purchase Option Closing Date if the Company elects to make a Partial Stock Payment, conflict with or violate any law or Governmental Order applicable to Holdings or any of its assets, properties or businesses, or (C) as of the date of this Agreement, and as of the Purchase Option Closing Date if Company elects to make a Partial Stock Payment, conflict with, result in any breach of, constitute a default (or event that with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Holdings, pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Holdings is a party except, in the case of clauses (B) and (C), to the extent that such conflicts, breaches, defaults or other matters would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Holdings.
                    (iv) Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by Holdings do not, and the consummation of the transactions contemplated hereby do not and will not, require any Governmental Approval which has not already been obtained, effected or provided, except with respect to which the failure to so obtain, effect or provide would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Holdings.
                    (v) Litigation. As of the date of this Agreement, there are no actions by or against Holdings pending before any Governmental Authority or, to the knowledge of Holdings, threatened to be brought by or before any Governmental Authority, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Holdings. There are no pending or, to the knowledge of Holdings, threatened actions to which Holdings is a party (or is threatened to be named as a party) to set aside, restrain, enjoin or prevent the execution, delivery or performance of this Agreement or the Operative Documents or the consummation of the transactions contemplated hereby or thereby by any party hereto or thereto. As of the date of this Agreement, Holdings is not subject to any Governmental Order (nor, to the knowledge of Holdings, is there any such Governmental Order threatened to be imposed by any Governmental Authority) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Holdings.

                    (vi) Stock Ownership. All of the Symphony Collaboration’s issued and outstanding Symphony Collaboration Equity Securities are owned beneficially and of record by Holdings, free and clear of any and all encumbrances.
                    (vii) Interim Operations. Holdings was formed solely for the purpose of engaging in the transactions contemplated by the Operative Documents, has engaged in no other business activities and has conducted its operations only as contemplated by the Operative Documents.
                    (viii) Accredited Investor.
                    (A) Holdings is and will remain at all relevant times an Accredited Investor.
                    (B) Holdings has relied completely on the advice of, or has consulted with or has had the opportunity to consult with, its own personal tax, investment, legal or other advisors and has not relied on the Company or any of its Affiliates, representatives or advisors for advice. Holdings acknowledges that investing in the Company Securities involves certain risks. Holdings acknowledges that it has had a reasonable opportunity to conduct its own due diligence with respect to the Products, the Programs, the Symphony Collaboration, the Company and the transactions contemplated by the Operative Documents.
                    (C) Holdings has been advised and understands that the offer and sale of the Company Securities have not been registered under the Securities Act. Holdings is able to bear the economic risk of such investment for an indefinite period and to afford a complete loss thereof.
                    (D) Holdings is and will be, as applicable, acquiring the Company Securities solely for Holdings’ own account for investment purposes as a principal and not with a view to the resale of all or any part thereof; provided, that Holdings may transfer the Company Securities as set forth in Section 6.01 of the Stock and Warrant Purchase Agreement. Holdings agrees that the Company Securities may not be resold (1) without registration thereof under the Securities Act (unless an exemption from such registration is available), or (2) in violation of any Law. Holdings is not and will not be an underwriter within the meaning of Section 2(11) of the Securities Act with respect to the Company Securities.
                    (E) No person or entity acting on behalf of, or under the authority of, Holdings is or will be entitled to any broker’s, finder’s, or similar fees or commission payable by the Company or any of its Affiliates.
                    (F) Holdings acknowledges and agrees to treat the Option Premium Shares, with a value of $4,000,000, and the Additional Investment Shares, with a value of up to $1,000,000, for federal, state and local income tax purposes as an option premium paid in return for the grant and maintenance of the Purchase Option and the Additional Holdings Funding, as applicable.

               (b) Holdings hereby covenants and agrees with the Company as follows:
                    (i) Contribution to Symphony Collaboration. On or prior to the Stock Payment Date, Holdings shall, pursuant to the Subscription Agreement, contribute proceeds from the Financing of $15,000,000 to the Symphony Collaboration.
                    (ii) Payment to the Company. On the Share Date, Holdings shall, pursuant to the Stock and Warrant Purchase Agreement, pay proceeds from the Financing of $2,477,117.07 to the Company.
                    (iii) Encumbrance. Holdings will not, and will not permit any of its Subsidiaries to, create, assume or suffer to exist any Encumbrance on any of its Symphony Collaboration Equity Securities except with the prior written consent of the Company.
                    (iv) Transfer and Amendment. Commencing upon the date hereof and ending upon the earlier to occur of (x) the Purchase Option Closing Date, (y) the unexercised expiration of the Purchase Option Period, and (z) the termination of this Agreement pursuant to Section 9 (such period, the “Term”), the manager of Holdings shall not (A) transfer, or permit the transfer of, any Membership Interest without the prior written consent of the Company or (B) amend, or permit the amendment of, any provisions relating to the transfer of Membership Interests, as set forth in Section 7.02 of the Holdings LLC Agreement, to the extent such amendment would adversely affect the Company’s right of consent set forth in Sections 7.02(b)(i) and 7.02(c) of the Holdings LLC Agreement.
                    (v) Symphony Collaboration Directors. During the Term, Holdings agrees to vote all of its Symphony Collaboration Equity Securities (or to exercise its right with respect to such Symphony Collaboration Equity Securities to consent to action in writing without a meeting) in favor of, as applicable, the election, removal and replacement of one director of the Symphony Collaboration Board, and any successor thereto, designated by the Company (the “Company Director”) as directed by the Company. In furtherance and not in limitation of the foregoing, Holdings hereby grants to the Company an irrevocable proxy, with respect to all Symphony Collaboration Equity Securities now owned or hereafter acquired by Holdings, to vote such Symphony Collaboration Equity Securities or to exercise the right to consent to action in writing without a meeting with respect to such Symphony Collaboration Equity Securities, such irrevocable proxy to be exercised solely for the limited purpose of electing, removing and replacing the Company Director in the event of the failure or refusal of Holdings to elect, remove or replace such Company Director, as directed by the Company. Additionally, Holdings agrees, during the Term, to elect two (2) independent directors to the Symphony Collaboration Board, and any successors thereto, as shall be selected by mutual agreement of the Company and Holdings.
                    (vi) Symphony Collaboration Board. During the Term, Holdings shall not vote any of its Symphony Collaboration Equity Securities (or exercise its rights with respect to such Symphony Collaboration Equity Securities by written consent without a meeting) to increase the size of the Symphony Collaboration Board to more than five (5) members without the prior written consent of the Company.
                    (vii) Symphony Collaboration Charter. During the Term, Holdings shall not approve or permit any amendment to Article IV, Paragraphs (1) and (3); Article VI; Article VII; Article VIII; Article X; Article XI or Article XIII of the Symphony Collaboration Charter without the prior written consent of the Company.
          Section 5. Symphony Collaboration Representations, Warranties and Covenants.
               (a) As of the date hereof, the Symphony Collaboration hereby represents and warrants, and, except to the extent that any of the following representations and warranties are limited to the date of this Agreement or otherwise limited, on the Purchase Option Closing Date, shall be deemed to have represented and warranted, to the Company and Holdings that:
                    (i) Organization. The Symphony Collaboration is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.
                    (ii) Authority and Validity. The Symphony Collaboration has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Symphony Collaboration of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action required on the part of the Symphony Collaboration, and no other proceedings on the part of the Symphony Collaboration are necessary to authorize this Agreement or for the Symphony Collaboration to perform its obligations under this Agreement. This Agreement constitutes the lawful, valid and legally binding obligation of the Symphony Collaboration, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.
                    (iii) No Violation or Conflict. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not (A) violate, conflict with or result in the breach of any provision of the Organizational Documents of the Symphony Collaboration, (B) conflict with or violate any law or Governmental Order applicable to the Symphony Collaboration or any of its assets, properties or businesses, or (C) conflict with, result in any breach of, constitute a default (or event that with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any

Encumbrance on any of the assets or properties of the Symphony Collaboration, pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Symphony Collaboration is a party except, in the case of clauses (B) and (C), to the extent that such conflicts, breaches, defaults or other matters would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Symphony Collaboration.
                    (iv) Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by the Symphony Collaboration do not, and the consummation of the transactions contemplated hereby do not and will not, require any Governmental Approval which has not already been obtained, effected or provided, except with respect to which the failure to so obtain, effect or provide would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Symphony Collaboration.
                    (v) Litigation. There are no actions by or against the Symphony Collaboration pending before any Governmental Authority or, to the knowledge of the Symphony Collaboration, threatened to be brought by or before any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Symphony Collaboration. There are no pending or, to the knowledge of the Symphony Collaboration, threatened actions to which the Symphony Collaboration is a party (or is threatened to be named as a party) to set aside, restrain, enjoin or prevent the execution, delivery or performance of this Agreement or the Operative Documents or the consummation of the transactions contemplated hereby or thereby by any party hereto or thereto. The Symphony Collaboration is not subject to any Governmental Order (nor, to the knowledge of the Symphony Collaboration, is there any such Governmental Order threatened to be imposed by any Governmental Authority) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Symphony Collaboration.
                    (vi) Capitalization. Holdings is the beneficial and record owner of all issued and outstanding Symphony Collaboration Equity Securities. No shares of the Symphony Collaboration capital stock are held in treasury by the Symphony Collaboration or any Symphony Collaboration Subsidiary. All of the issued and outstanding Symphony Collaboration Equity Securities (A) have been duly authorized and validly issued and are fully paid and nonassessable, (B) were issued in compliance with all applicable state and federal securities laws, and (C) were not issued in violation of any preemptive rights or rights of first refusal. No preemptive rights or rights of first refusal exist with respect to any Symphony Collaboration Equity Securities and no such rights will arise by virtue of or in connection with the transactions contemplated hereby (other than for the Purchase Option). Other than the Purchase Option, there are no outstanding options, warrants, call rights, commitments or agreements of any character to acquire any Symphony Collaboration Equity Securities. There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Symphony Collaboration. The Symphony Collaboration

is not obligated to redeem or otherwise acquire any of its outstanding Symphony Collaboration Equity Securities.
                    (vii) Interim Operations. The Symphony Collaboration was formed solely for the purpose of engaging in the transactions contemplated by the Operative Documents, has engaged in no other business activities and has conducted its operations only as contemplated by the Operative Documents.
                    (viii) Investment Company. The Symphony Collaboration is not, and after giving effect to the transactions contemplated by the Operative Documents will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
               (b) The Symphony Collaboration covenants and agrees that:
                    (i) The Symphony Collaboration will comply with all laws, ordinances or governmental rules or regulations to which it is subject and will obtain and maintain in effect all licenses, certificates, permits, franchises and other Governmental Approvals necessary to the ownership of its properties or to the conduct of its business, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other Governmental Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Symphony Collaboration.
                    (ii) The Symphony Collaboration will file (or cause to be filed) all material tax returns required to be filed by it and pay all taxes shown to be due and payable on such returns and all other taxes imposed on it or its assets to the extent such taxes have become due and payable and before they have become delinquent and shall pay all claims for which sums have become due and payable that have or might become attached to the assets of the Symphony Collaboration; provided, that the Symphony Collaboration need not file any such tax returns or pay any such tax or claims if (A) the amount, applicability or validity thereof is contested by the Symphony Collaboration on a timely basis in good faith and in appropriate proceedings, and the Symphony Collaboration has established adequate reserves therefor in accordance with GAAP on the books of the Symphony Collaboration or (B) the failure to file such tax returns or the nonpayment of such taxes and assessments, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Symphony Collaboration.
                    (iii) The Symphony Collaboration will at all times preserve and keep in full force and effect its corporate existence.
                    (iv) The Symphony Collaboration will keep complete, proper and separate books of record and account, including a record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the operation of the business of the Symphony Collaboration, all in accordance with GAAP (which GAAP shall be conformed to those used by the Company to the extent practicable), in each case to the extent necessary to enable the Symphony Collaboration to comply with the periodic reporting requirements of this Agreement, and will promptly notify the Company if it adopts or changes any accounting principle pursuant to a change in GAAP or applicable Law.
                    (v) The Symphony Collaboration will perform and observe in all material respects all of the terms and provisions of each Operative Document to be performed or observed by it, maintain each such Operative Document to which it is a party, promptly enforce in all material respects each such Operative Document in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by Holdings or the Company and make to each other party to each such Operative Document such demands and requests for information and reports or for action as the Symphony Collaboration is entitled to make under such Operative Document.
                    (vi) The Symphony Collaboration shall permit the representatives of Holdings (including Holdings’ members and their respective representatives), each Symphony Fund and the Company, at each of their own expense and upon reasonable prior notice to the Symphony Collaboration, to visit the principal executive office of the Symphony Collaboration, to discuss the affairs, finances and accounts of the Symphony Collaboration with the Symphony Collaboration’s officers and (with the consent of the Symphony Collaboration, which consent will not be unreasonably withheld) its Auditors, all at such reasonable times and as often as may be reasonably requested in writing.
                    (vii) The Symphony Collaboration shall permit each Symphony Fund, at its own expense and upon reasonable prior notice to the Symphony Collaboration, to inspect and copy the Symphony Collaboration’s books and records and inspect the Symphony Collaboration’s properties at reasonable times.
                    (viii) The Symphony Collaboration shall allow the Company or its designated representatives to have reasonable visitation and inspection rights with regard to the Programs and materials, documents and other information relating thereto.
                    (ix) The Symphony Collaboration shall permit each Symphony Fund to consult with and advise the management of the Symphony Collaboration on matters relating to the research and development of the Programs in order to develop the Product in accordance with the terms or provisions of the Amended and Restated Research and Development Agreement.
                    (x) On the Purchase Option Closing Date, or as soon thereafter as is practical, the Symphony Collaboration shall deliver to the Company all materials, documents, files and other information relating to the Programs (or, where necessary, copies thereof).

                    (xi) During the Term, the Company shall have the right to consent to any increase in the size of the Symphony Collaboration Board to more than five (5) directors.
                    (xii) During the Term, the Company shall have the right to designate, remove and replace one (1) director of the Symphony Collaboration Board, including any successor thereto, as contemplated by Section 4(b)(v).
                    (xiii) The Symphony Collaboration shall indemnify the directors and officers of the Symphony Collaboration against liability incurred by reason of the fact that such Person is or was a director or officer of the Symphony Collaboration, as permitted by Article VIII of the Symphony Collaboration Charter and Section 9.01 of the Symphony Collaboration By-laws, as set forth in, and on the terms of, the Indemnification Agreement and the RRD Services Agreement, respectively.
                    (xiv) During the Term, the Symphony Collaboration shall comply with, and cause any Persons acting for it to comply with, the terms of the Investment Policy with respect to the investment of any funds held by it.
                    (xv) On or prior to the Purchase Option Closing Date, the Symphony Collaboration shall pay for non-cancelable run-off insurance policies covering claims made or reported for a period of six (6) years after the Purchase Option Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Purchase Option Closing Date for all persons or business entities who were covered as insured parties by the applicable insurance policies on or prior to the Purchase Option Closing Date.
               (c) The Symphony Collaboration covenants and agrees that, until the expiration of the Term, it shall not, and shall cause its Subsidiaries (if any) not to, without the Company’s prior written consent:
                    (i) issue any Symphony Collaboration Equity Securities or any Equity Securities of any Subsidiary thereof (other than any issuances of Equity Securities by the Symphony Collaboration made in accordance with Section 1(b) hereof to Holdings so long as the Symphony Collaboration is a wholly owned subsidiary of Holdings, or by a Subsidiary of the Symphony Collaboration to the Symphony Collaboration or to another wholly owned Subsidiary of the Symphony Collaboration); provided, however, that in any event any such Symphony Collaboration Equity Securities shall be issued subject to the Purchase Option;
                    (ii) redeem, repurchase or otherwise acquire, directly or indirectly, any Symphony Collaboration Equity Securities or the Equity Securities of any Subsidiary of the Symphony Collaboration;
                    (iii) create, incur, assume or permit to exist Debt other than any Debt owing to parties not affiliated with the Symphony Collaboration incurred pursuant to the Operative Documents and the Development Budget (including payables incurred in the ordinary course of business) (“Excepted Debt”); provided, however, that the aggregate outstanding principal amount of all Excepted Debt for borrowed money shall not exceed $1,000,000 at any time;
                    (iv) declare or pay dividends or other distributions on any Symphony Collaboration Equity Securities other than any dividend declared out of funds released by the Development Committee pursuant to Section 8.1(b) of the Amended and Restated Research and Development Agreement in respect of Discontinued Funds or from the proceeds of (x) the exercise of a Discontinuation Option, or (y) a sale or license of a discontinued Program to a third party, in each case in respect of which the Symphony Collaboration shall be entitled to pay (subject to the existence of lawfully available funds) a dividend equal to the net amount (such net amount calculated as the gross proceeds received less amounts required to be paid in respect of any and all corporate taxes owed by the Symphony Collaboration as a result of the receipt of such gross amounts) of such Discontinuation Price or the amounts received from such third party, as the case may be;
                    (v) enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself, or convey, transfer, license, lease or otherwise dispose of all, or a material portion of, its properties, assets or business;
                    (vi) other than in respect of the Programs, engage in the development of products for any other company or engage or participate in the development of products or engage in any other material line of business;
                    (vii) other than entering into, and performing its obligations under, the Operative Documents and participating in the Programs, engage in any action that negates or is inconsistent with any rights of the Company set forth herein;
                    (viii) (A) other than as contemplated by the RRD Services Agreement and Section 6.2 of the Amended and Restated Research and Development Agreement, hire, retain or contract for the services of, any employees until the termination of such agreements, or (B) appoint, dismiss or change any RRD Investment Personnel;
                    (ix) incur any financial commitments in respect of the development of the Programs other than those set forth in the Development Plan and the Development Budget, or those approved by the Development Committee and, if so required by the terms of Paragraph 11 of the Development Committee Charter, the Symphony Collaboration Board in accordance with the Operative Documents;
                    (x) other than any transaction contemplated by the Operative Documents, enter into or engage in any Conflict Transactions without the prior approval of a majority of the Disinterested Directors of the Symphony Collaboration Board;
                    (xi) waive, alter, modify, amend or supplement in any manner whatsoever any material terms and conditions of the RRD Services Agreement, the Subscription Agreement, the Additional Funding Agreement, or Articles 4 and 6 of

the Amended and Restated Research and Development Agreement, except in compliance with the terms of the Operative Documents; or
                    (xii) enter into any alliance or partnership arrangement for the commercialization or marketing of any Products under the Programs.
               (d) The Symphony Collaboration covenants and agrees to deliver, cause to be delivered, and provide access thereto, to each other Party, each Symphony Fund, and such Auditors as the Company may designate, so long as such Auditors shall (x) be subject to confidentiality requirements at least as stringent as the Confidentiality Agreement or (y) be the Company Accounting Advisor retained pursuant to an agreement which incorporates confidentiality provisions substantially the same as the ones incorporated in the agreements in effect between the Company and such Company Accounting Advisor as of the Closing Date:
                    (i) upon request, copies of the then current Development Plan for each quarter, on or before March 31, June 30, September 30, and December 31 of each year;
                    (ii) upon request, copies of the then current Development Budget for each quarter, including a report setting forth in reasonable detail the projected expenditures by the Symphony Collaboration pursuant to the Development Budget, on or before March 31, June 30, September 30, and December 31 of each year;
                    (iii) prior to the close of each fiscal year, the Symphony Collaboration shall cause the Manager to seek to obtain from the Symphony Collaboration Auditors schedules of certain financial information to be provided to the Company’s Auditors in connection with the Symphony Collaboration Auditors’ audit of the Symphony Collaboration. Within fifteen (15) Business Days after the close of each fiscal year, the Symphony Collaboration (or the Manager acting on its behalf) will provide the Company’s Auditors with the Client Schedules. If the Symphony Collaboration Auditors deliver the notice or listing of required Client Schedules after the end of the fiscal year, the Symphony Collaboration (or the Manager acting on its behalf) will provide the completed Client Schedules to the Company’s Auditors within fifteen (15) Business Days of such receipt. Following the Company’s Auditors’ review of the Client Schedules, the Symphony Collaboration (or the Manager acting on its behalf) will promptly provide the Company’s Auditors with any reasonably requested back-up information related to the Client Schedules;
                    (iv) upon the Company’s Auditors’ request, the Company’s Chief Financial Officer, the Symphony Collaboration Auditors, the Company’s Auditors and the Symphony Collaboration (or the Manager acting on its behalf) shall agree to a completion schedule that will include (A) the provision by the Symphony Collaboration to the Company of the financial information reasonably necessary for the Company to consolidate the financial results of the Symphony Collaboration and (B) the following financial statements, including the related notes thereto, audited and certified by the Symphony Collaboration Auditors: (1) a balance sheet of the Symphony Collaboration as of the close of such fiscal year, (2) a statement of operations for such fiscal year, and (3) a statement of cash flows for such fiscal year. Such audited annual financial statements shall set forth in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and the Symphony Collaboration (or the Manager acting on its behalf) shall, to the extent that the Symphony Collaboration (or the Manager acting on its behalf) can procure such an opinion using commercially reasonable means, be accompanied by an opinion thereon of the Symphony Collaboration Auditors to the effect that such financial statements present fairly, in all material respects, the financial position of the Symphony Collaboration and its results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;
                    (v) within seven (7) Business Days following each calendar month and receipt from the Company of its monthly invoice to the Symphony Collaboration, current accrued monthly vendor expenses and prepaid expenses, the Symphony Collaboration (or the Manager acting on its behalf) will provide to the Company: (A) the unaudited balance sheet of the Symphony Collaboration for the previous calendar month; (B) the unaudited statement of operations for such previous calendar month; (C)  the trial balance schedule for such previous calendar month; and (D) related account reconciliations for such previous calendar month (collectively, “Unaudited Financial Information”);
                    (vi) within five (5) Business Days following its filing, a copy of each income tax return so filed by the Symphony Collaboration with any foreign, federal, state or local taxing authority (including all supporting schedules thereto);
                    (vii) any other documents, materials or other information pertaining to the Programs or the Symphony Collaboration as the Company may reasonably request, including preliminary financial information and information and documentation of internal controls and reporting;
                    (viii) promptly, and in any event within five (5) Business Days of receipt thereof, copies of any notice to the Symphony Collaboration from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect on the Symphony Collaboration;
                    (ix) promptly upon receipt thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Symphony Collaboration;
                    (x) promptly upon receipt thereof, copies of any other notices, requests, reports, financial statements and other information and documents received by the Symphony Collaboration under or pursuant to any other Operative Document, including, without limitation, any notices of breach or termination of any subcontracts or licenses entered into or permitted pursuant to the Operative Documents; and
                    (xi) with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Symphony Collaboration or relating to the ability of the Symphony Collaboration to perform its obligations hereunder and under the Operative Documents as from time to time may be reasonably requested by the Company and/or Holdings;
provided, that neither the Symphony Collaboration, nor the Manager acting on behalf of the Symphony Collaboration, shall have any liability to the Company for the failure to deliver financial documents or other materials hereunder, if such failure was caused by a failure of the Company to provide, in a timely manner, data required to prepare such financial documents or other materials to the Symphony Collaboration in a timely manner.
               (e) The Symphony Collaboration will use commercially reasonable efforts, at its own expense (as set forth in the Development Budget), to cooperate with the Company in meeting the Company’s government compliance, disclosure, and financial reporting obligations, including without limitation under the Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations promulgated thereunder, under FASB Interpretation No. 46 (Revised) and under the Exchange Act. Without limiting the foregoing, the Symphony Collaboration further covenants, until the completion of all the reporting, accounting and other obligations set forth therein with respect to the fiscal year in which this Agreement shall terminate, expire and end, that (w) if requested by the Symphony Collaboration Auditors, the principal executive officer and the principal financial officer of the Symphony Collaboration, or persons performing similar functions, shall provide certifications to the Company corresponding to those required with respect to public companies for which a class of securities is registered under the Exchange Act (“Public Companies”) under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended; (x) the Symphony Collaboration shall maintain a system of disclosure controls and internal controls (as defined under the Exchange Act) as required under the Exchange Act for Public Companies, if required by the Company’s Auditors in connection with their audit of the Company; (y) the Symphony Collaboration shall provide to the Company an attestation report of the Symphony Collaboration Auditors with respect to the Symphony Collaboration management’s assessment of the Symphony Collaboration’s internal controls as required under the Exchange Act for Public Companies, if required by the Company’s Auditors in connection with their audit of the Company; and (z) the Symphony Collaboration will maintain, or cause to have maintained, such sufficient evidentiary support for management’s assessment of the effectiveness of the Symphony Collaboration’s internal controls as required under the Exchange Act for Public Companies.
          Section 6. Notice of Material Event. Each Party covenants and agrees that, upon its acquiring Knowledge of (a) any breach by it of any representation,

warranty, covenant or any other term or condition of this Agreement or (b) any other event or development, in each case that is, or is reasonably expected to be, materially adverse to the other Party with respect to any Program or the transactions contemplated hereby, such Party shall promptly notify the other Party in writing within three (3) Business Days of acquiring such Knowledge; provided, that neither the provision of nor the failure to provide such notice shall impair or otherwise be deemed a waiver of any rights any Party may have arising from such breach, event or development and that notice under this Section 6 shall not be deemed an admission by the Party providing such notice of any breach of any of the Operative Documents.
          Section 7. Assignment; Transfers; Legend.
               (a) Assignment by Company and Symphony Collaboration. Neither the Company nor the Symphony Collaboration may assign, delegate, transfer, sell or otherwise dispose of (collectively, “Transfer”), in whole or in part, any or all of their rights or obligations hereunder to any Person (a “Transferee”) without the prior written approval of each of the other Parties; provided, however, that the Company, without the prior approval of each of the other Parties, subject to Section 2A of this Agreement, may make such Transfer to any Person which acquires all or substantially all of the Company’s assets or business (or assets or business related to the Programs) or which is the surviving or resulting Person in a merger, consolidation or other reorganization with the Company.
               (b) Assignment and Transfers by Holdings. Prior to the expiration of the Term, Holdings may not Transfer, in whole or in part, any or all of its Symphony Collaboration Equity Securities or any or all of its rights or obligations hereunder to any Person (other than the Company) without the prior written consent of the Company. In addition, any Transfer of Symphony Collaboration Equity Securities by Holdings or any other Person to any Person other than the Company shall be conditioned upon, and no effect shall be given to any such Transfer unless such transferee shall agree in writing in form and substance satisfactory to the Company to be bound by, all of the terms and conditions hereunder, including the Purchase Option, as if such transferee were originally designated as “Holdings” hereunder.
               (c) Legend. Any certificates evidencing Symphony Collaboration Equity Securities shall bear a legend in substantially the following form:
THE SECURITIES OF SYMPHONY ViDA, INC., EVIDENCED HEREBY ARE SUBJECT TO AN OPTION, HELD BY OXiGENE, INC., AS DESCRIBED IN A PURCHASE OPTION AGREEMENT (THE “PURCHASE OPTION AGREEMENT”) DATED AS OF OCTOBER 1, 2008, BY AND AMONG OXiGENE, INC. AND THE OTHER PARTIES THERETO, TO PURCHASE SUCH SECURITIES AT A PURCHASE PRICE DETERMINED PURSUANT TO SECTION 2 OF THE PURCHASE OPTION AGREEMENT,

EXERCISABLE BY WRITTEN NOTICE AT ANY TIME DURING THE PERIOD SET FORTH THEREIN. COPIES OF THE PURCHASE OPTION AGREEMENT ARE AVAILABLE AT THE PRINCIPAL PLACE OF BUSINESS OF SYMPHONY ViDA, INC. AT 7361 CALHOUN PLACE, SUITE 325, ROCKVILLE, MARYLAND 20855, AND WILL BE FURNISHED TO THE HOLDER HEREOF UPON WRITTEN REQUEST WITHOUT COST.
          Section 8. Costs and Expenses; Payments.
               (a) The Symphony Collaboration Costs and Expenses. The Symphony Collaboration shall pay any of its ongoing legal expenses with respect to the transactions described in the Operative Documents from the funds allocated for such purpose in the Development Budget.
               (b) Costs and Expenses of the Purchase Option. Except as otherwise specified in Section 2(g) hereof, each Party shall pay its own costs and expenses incurred in connection with the exercise of the Purchase Option.
               (c) Payments to Holdings. Subject to Section 2(c), payment of the Purchase Price, plus any costs and expenses payable by the Symphony Collaboration under Section 2(g) hereof, shall be made to the account of Holdings on the Purchase Option Closing Date no later than 1:00 pm (New York time).
          Section 9. Expiration; Termination of Agreement.
               (a) Termination.
                    (i) This Agreement shall terminate upon the mutual written consent of all of the Parties.
                    (ii) Subject to Sections 1(c)(iv) and 2A hereof, which shall survive termination of this Agreement under this Section 9(a)(ii), each of Holdings and the Symphony Collaboration may terminate this Agreement in the event that the Symphony Collaboration terminates the Amended and Restated Research and Development Agreement in accordance with its terms.
          Section 10. Survival; Indemnification.
               (a) Survival of Representations and Warranties; Expiration of Certain Covenants.
                    (i) The representations and warranties of the Parties contained in this Agreement shall survive for a period of one year from the making of such representations, except for representations and warranties contained in Sections 3(a)(i) and (ii), 4(a)(i) and (ii) and 5(a)(i) and (ii) hereof which shall survive indefinitely. The liability of the Parties related to their respective representations and warranties hereunder shall not be reduced by any investigation made at any time by or on behalf of Holdings, the Symphony Collaboration or the Company, as applicable.
                    (ii) For the avoidance of doubt, the covenants and agreements set forth in Sections 4(b), 5(b)(i), 5(b)(v), 5(b)(vii)-(ix),
5(b)(xi)-(xiv), 5(c), 5(d)(i), 5(d)(ii) and 5(d)(viii)-(xi) shall, upon the expiration of the Term, expire and end without any further obligation by the Symphony Collaboration or Holdings thereunder.
                    (iii) For the avoidance of doubt, the covenants and agreements set forth in Sections 5(b)(ii)-(iv), 5(b)(vi), 5(b)(x), 5(d)(iii)-(vii) and 5(e) shall, upon the completion of all the reporting, accounting and other obligations set forth therein with respect to the fiscal year in which this Agreement shall terminate, expire and end without any further obligation by the Symphony Collaboration or Holdings thereunder.
               (b) Indemnification. To the greatest extent permitted by applicable law, the Company shall indemnify and hold harmless the Symphony Collaboration and Holdings, and the Symphony Collaboration and Holdings shall indemnify and hold harmless the Company, and each of their respective Affiliates, officers, directors, employees, agents, partners, members, successors, assigns, representatives of, and each Person, if any (including any officers, directors, employees, agents, partners, members of such Person) who controls Holdings, the Symphony Collaboration and the Company, as applicable, within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Party”), from and against any and all actions, causes of action, suits, claims, losses, costs, interest, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (hereinafter, a “Loss”), incurred by any Indemnified Party to the extent resulting from, arising out of, or relating to: (i) in the case of the Company being the Indemnifying Party, (A) any breach of any representation or warranty made by the Company herein or in Section 5.1 of the Novated and Restated Technology License Agreement, or (B) any breach of any covenant, agreement or obligation of the Company contained herein, and (ii) in the case of Holdings being the Indemnifying Party, (A) any breach of any representation or warranty made by Holdings or the Symphony Collaboration herein, or (B) any breach of any covenant, agreement or obligation of Holdings or the Symphony Collaboration contained herein. To the extent that the foregoing undertaking by the Company or Holdings may be unenforceable for any reason, such Party shall make the maximum contribution to the payment and satisfaction of any Loss that is permissible under applicable law.
               (c) Notice of Claims. Any Indemnified Party that proposes to assert a right to be indemnified under this Section 10 shall notify the Company or Holdings, as applicable (the “Indemnifying Party”), promptly after receipt of notice of commencement of any action, suit or proceeding against such Indemnified Party (an “Indemnified Proceeding”) in respect of which a claim is to be made under this Section 10, or the incurrence or realization of any Loss in respect of which a claim is to be made under this Section 10, of the commencement of such Indemnified Proceeding or of such incurrence or realization, enclosing a copy of all relevant documents, including all papers served and claims made, but the omission to so notify the applicable Indemnifying Party promptly of any such Indemnified Proceeding or incurrence or realization shall not relieve (x) such Indemnifying Party from any liability that it may have to such Indemnified Party under this Section 10 or otherwise, except, as to such Indemnifying Party’s liability under this Section 10, to the extent, but only to the extent, that such Indemnifying Party shall have been prejudiced by such omission, or (y) any other indemnitor from liability that it may have to any Indemnified Party under the Operative Documents.
               (d) Defense of Proceedings. In case any Indemnified Proceeding shall be brought against any Indemnified Party, it shall notify the applicable Indemnifying Party of the commencement thereof as provided in Section 10(c), and such Indemnifying Party shall be entitled to participate in, and provided such Indemnified Proceeding involves a claim solely for money damages and does not seek an injunction or other equitable relief against the Indemnified Party and is not a criminal or regulatory action, to assume the defense of, such Indemnified Proceeding with counsel reasonably satisfactory to such Indemnified Party. After notice from such Indemnifying Party to such Indemnified Party of such Indemnifying Party’s election so to assume the defense thereof and the failure by such Indemnified Party to object to such counsel within five (5) Business Days following its receipt of such notice, such Indemnifying Party shall not be liable to such Indemnified Party for legal or other expenses related to such Indemnified Proceedings incurred after such notice of election to assume such defense except as provided below and except for the reasonable costs of investigating, monitoring or cooperating in such defense subsequently incurred by such Indemnified Party reasonably necessary in connection with the defense thereof. Such Indemnified Party shall have the right to employ its own counsel in any such Indemnified Proceeding, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless:
                    (i) the employment of counsel by such Indemnified Party at the expense of the applicable Indemnifying Party has been authorized in writing by such Indemnifying Party;
                    (ii) such Indemnified Party shall have reasonably concluded in its good faith (which conclusion shall be determinative unless a court determines that such conclusion was not reached reasonably and in good faith) that there is or may be a conflict of interest between the applicable Indemnifying Party and such Indemnified Party in the conduct of the defense of such Indemnified Proceeding or that there are or may be one or more different or additional defenses, claims, counterclaims, or causes of action available to such Indemnified Party (it being agreed that in any case referred to in this clause (ii) such Indemnifying Party shall not have the right to direct the defense of such Indemnified Proceeding on behalf of the Indemnified Party);
                    (iii) the applicable Indemnifying Party shall not have employed counsel reasonably acceptable to the Indemnified Party, to assume the defense of such Indemnified Proceeding within a reasonable time after notice of the commencement thereof; provided, however, that (A) this clause (iii) shall not be deemed to constitute a waiver of any conflict of interest that may arise with respect to any such counsel, and (B) an Indemnified Party may not invoke this clause (iii) if such Indemnified Party failed to timely object to such counsel pursuant to the first paragraph of this Section 10(d) above (it being agreed that in any case referred to in this clause (iii) such Indemnifying Party shall not have the right to direct the defense of such Indemnified Proceeding on behalf of the Indemnified Party); or
                    (iv) any counsel employed by the applicable Indemnifying Party shall fail to timely commence or reasonably conduct the defense of such Indemnified Proceeding and such failure has prejudiced (or is in immediate danger of prejudicing) the outcome of such Indemnified Proceeding (it being agreed that in any case referred to in this clause (iv) such Indemnifying Party shall not have the right to direct the defense of such Indemnified Proceeding on behalf of the Indemnified Party);
in each of which cases the reasonable fees and expenses of counsel for such Indemnified Party shall be at the expense of such Indemnifying Party. The Indemnifying Person shall be responsible for the reasonable fees and expenses of only one counsel retained by all Indemnified Parties with respect to any Indemnified Proceeding, and any additional counsel shall be retained at the expense of such Indemnified Party, unless counsel for any Indemnified Party reasonably concludes in good faith (which conclusion shall be determinative unless a court determines that such conclusion was not reached reasonably and in good faith) that there is or may be a conflict of interest between such Indemnified Party and one or more other Indemnified Parties in the conduct of the defense of such Indemnified, in which case the Indemnifying Party shall be responsible for the reasonable fees and expenses of such additional counsel.
               (e) Settlement. Without the prior written consent of such Indemnified Party, such Indemnifying Party shall not settle or compromise, or consent to the entry of any judgment in, any pending or threatened Indemnified Proceeding, unless such settlement, compromise, consent or related judgment (i) includes an unconditional release of such Indemnified Party from all liability for Losses arising out of such claim, action, investigation, suit or other legal proceeding, (ii) provides for the payment of money damages as the sole relief for the claimant (whether at law or in equity), (iii) involves no admission of fact adverse to the Indemnified Party or finding or admission of any violation of law or the rights of any Person by the Indemnified Party, and (iv) is not in the nature of a criminal or regulatory action. No Indemnified Party shall settle or compromise, or consent to the entry of any judgment in, any pending or threatened Indemnified Proceeding (A) in respect of which any payment would result hereunder or under any other Operative Document, (B) which includes an injunction that will adversely affect any Indemnifying Party, (C) which involves an admission of fact adverse to the Indemnifying Party or a finding or admission of any violation of law or the rights of any Person by the Indemnifying Party, or (D) which is in the nature of a criminal or regulatory action, without the prior written consent of the Indemnifying Party, such consent not to be unreasonably conditioned, withheld or delayed.

          Section 11. No Petition. Each of the Company and Holdings covenants and agrees that, prior to the date which is one year and one day after the expiration of the Purchase Option Period, it will not institute or join in the institution of any bankruptcy, insolvency, reorganization or similar proceeding against the Symphony Collaboration. The provisions of this Section 11 shall survive the termination of this Agreement.
          Section 12. Third-Party Beneficiary. Each of the Parties agrees that each Symphony Fund shall be a third-party beneficiary of this Agreement.
          Section 13. Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any Party shall be in writing addressed to the Party at its address set forth below and shall be deemed given (i) when delivered to the Party personally, (ii) if sent to the Party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 13), when the transmitting Party obtains written proof of transmission and receipt; provided, however, that notwithstanding the foregoing, any communication sent by facsimile transmission after 5:00 PM (receiving Party’s time) or not on a Business Day shall not be deemed received until the next Business Day, (iii) when delivered by next Business Day delivery by a nationally recognized courier service, or (iv) if sent by registered or certified mail, when received, provided postage and registration or certification fees are prepaid and delivery is confirmed by a return receipt:
The Company:
OXiGENE, Inc.
230 Third Avenue
Waltham, MA 02451
Attn: Chief Executive Officer
Facsimile: (781) 547-6800
The Symphony Collaboration:
Symphony ViDA, Inc.
7361 Calhoun Place, Suite 325
Rockville, MD 20855
Attn: Charles W. Finn, Ph.D.
Facsimile: (301) 762-6154
Holdings:
Symphony ViDA Holdings LLC
7361 Calhoun Place, Suite 325
Rockville, MD 20855
Attn: Robert L. Smith, Jr.
Facsimile: (301) 762-6154
with copies to:

Symphony Capital Partners, L.P.
875 Third Avenue, 18th Floor
New York, NY 10022
Attn: Mark Kessel
Facsimile: (212) 632-5401
and
Symphony Strategic Partners, LLC
875 Third Avenue, 18th Floor
New York, NY 10022
Attn: Mark Kessel
Facsimile: (212) 632-5401
or to such other address as such Party may from time to time specify by notice given in the manner provided herein to each other Party entitled to receive notice hereunder.
          Section 14. Governing Law; Consent to Jurisdiction and Service of Process.
               (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York; except to the extent that this Agreement pertains to the internal governance of the Company, the Symphony Collaboration or Holdings, and to such extent this Agreement shall be governed and construed in accordance with the laws of the State of Delaware.
               (b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court and Delaware State court or federal court of the United States of America sitting in The City of New York, Borough of Manhattan or Wilmington, Delaware, and any appellate court from any jurisdiction thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court, any such Delaware State court or, to the fullest extent permitted by law, in such federal court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Party may otherwise have to bring any action or proceeding relating to this Agreement.
               (c) Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court, or any Delaware State or federal court. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereby consents to service of process by mail.
          Section 15. Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.
          Section 16. Entire Agreement. This Agreement (including any Annexes, Schedules, Exhibits or other attachments hereto) constitutes the entire agreement between the Parties with respect to the matters covered hereby and supersedes all prior and contemporaneous agreements, correspondence, discussion, and understanding with respect to such matters between the Parties, excluding the Operative Documents.
          Section 17. Amendment; Successors; Counterparts.
               (a) The terms of this Agreement shall not be altered, modified, amended, waived or supplemented in any manner whatsoever except by a written instrument signed by each of the Parties.
               (b) Except as set forth in Section 12, nothing expressed or implied herein is intended or shall be construed to confer upon or to give to any Person, other than the Parties, any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition hereof, and all the terms, covenants, conditions, promises and agreements contained herein shall be for the sole and exclusive benefit of the Parties and their successors and permitted assigns.
               (c) This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed an original but all of which, taken together, shall constitute one and the same Agreement.
          Section 18. Specific Performance. The Parties acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore agree that the rights and obligations of the Parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such a remedy shall, however, not be exclusive, and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise. The Parties further acknowledge and agree that a decree of specific performance may not be an available remedy in all circumstances.
          Section 19. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
          Section 20. Tax Reporting. The Parties acknowledge and agree that, for all federal and state income tax purposes:
               (a) (i) Holdings shall be treated as the owner of all the Equity Securities of the Symphony Collaboration prior to the consummation of the Purchase Option; (ii) the Purchase Option shall be treated as an option to acquire all the Equity Securities of the Symphony Collaboration; (iii) the Option Premium Shares shall be treated as an option premium payable in respect of the grant of the Purchase Option; and (iv) the Symphony Collaboration shall be treated as the owner of all the Licensed Intellectual Property and shall be entitled to all deductions claimed under Section 174 of the Code in respect of the Licensed Intellectual Property to the extent of the amounts funded by the Symphony Collaboration (which, for the avoidance of doubt, shall not preclude the Company from claiming deductions under Section 174 of the Code to which the Company is otherwise entitled); and
               (b) No Party shall take any tax position inconsistent with any position described in Section 20(a) above, except (i) in the event of a “determination” (as defined in Section 1313 of the Code) to the contrary, or (ii) in the event either of the Parties receives an opinion of counsel to the effect that there is no reasonable basis in law for such a position or that a tax return cannot be prepared based on such a position without being subject to substantial understatement penalties; provided, however, that in the case of the Company, such counsel shall be reasonably satisfactory to Holdings.
[SIGNATURES FOLLOW ON NEXT PAGE]

     IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

OXiGENE, INC.
By:	/s/ John A. Kollins
	Name:	John A. Kollins
	Title:	Chief Operating Officer

SYMPHONY ViDA HOLDINGS LLC

By:	Symphony Capital Partners, L.P.,
its Manager

By:	Symphony Capital GP, L.P.,
its general partner

By:	Symphony GP, LLC,
its general partner

By:	/s/ Mark Kessel
	Name:	Mark Kessel
	Title:	Managing Member

SYMPHONY ViDA, INC.
By:	/s/ Mark Kessel
	Name:	Mark Kessel
	Title:	Chairman of the Board

[Signature Page to Purchase Option Agreement]

ANNEX A
CERTAIN DEFINITIONS
See attached.
Annex A to Purchase Option Agreement

ANNEX B
FORM OF CONVERTIBLE NOTE

$	New York, NY , 20___
     FOR VALUE RECEIVED, the undersigned, OXiGENE, Inc., a Delaware corporation (the “Company”), hereby unconditionally promises to pay to the order of Symphony ViDA Holdings LLC, a Delaware limited liability company (“Holdings”), in lawful money of the United States of America and in immediately available funds, the principal sum of $[                    ]1. This Convertible Term Note (this “Convertible Note”) is issued in accordance with the provisions of that certain Purchase Option Agreement, dated as of October 1, 2008, by and among the Company, Holdings and Symphony ViDA, Inc. (as amended, supplemented or otherwise modified from time to time, the “Purchase Option Agreement”) and is entitled to the benefits of the Purchase Option Agreement and the other Operative Documents (as defined therein). All capitalized terms used herein (which are not otherwise specifically defined herein) shall be used in this Convertible Note as defined in the Purchase Option Agreement, including Annex A attached thereto.
          Section 21. The outstanding principal balance of this Convertible Note (the “Convertible Term Loan”) (together with any unpaid interest thereon) shall be due and payable in full on [                    ]2 (the “Maturity Date”); provided, however, that the principal amount (together with any unpaid interest thereon) payable on the Maturity Date may be reduced in connection with an exercise by the Company of its Conversion Right (as defined below). The outstanding principal balance of this Convertible Note may be prepaid in cash at any time without premium or penalty.
          Section 22. The Company promises to pay interest from the date hereof until payment in full or conversion hereof on the unpaid principal balance of the Convertible Term Loan at a rate ten percent (10%) per annum. Interest on the unpaid principal balance of the Convertible Term Loan shall be payable in full on the earlier of (i) the date on which the outstanding principal balance of this Convertible Note is paid in full and (ii) the Maturity Date. Interest as aforesaid shall be charged for the actual number of days elapsed over a year consisting of three hundred sixty (360) days on the actual daily outstanding balance hereof; provided; that interest calculations shall include the date of funding of the Convertible Term Loan, but shall exclude the Maturity Date. In the event that the Company exercises its Conversion Right, the unpaid outstanding principal balance of the Convertible Term Loan (together with any unpaid interest thereon) shall be

[1]	Insert in dollar terms the portion of the Purchase Price which is to be paid with this Convertible Note.

[2]	Insert date that is one Business Day following the day on which the Company Common Stock is priced pursuant to Section 4(b)(ii).
Annex B to Purchase Option Agreement

reduced by the Converted Amount (as defined below), and such Reduction shall be notified to Holdings in writing.
          Section 23. Upon and after the occurrence of an Event of Default (as defined below), the Convertible Term Loan may be declared, and immediately shall become, due and payable in cash without demand, notice or legal process of any kind. An “Event of Default” shall occur if:
               (a) at any time following the tenth (10th) consecutive Business Day that the number of authorized and outstanding shares of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”) is less than the number of shares of Company Common Stock that Holdings would be entitled to receive upon a conversion of the full Conversion Amount of this Convertible Note;
               (b) the Company’s failure to pay to Holdings any amounts aggregating in excess of $10,000 when and as due under the Operative Documents;
               (c) the Company, pursuant to any bankruptcy or insolvency law, (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official, (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;
               (d) a court of competent jurisdiction enters an order or decree under any bankruptcy or insolvency law that (A) is for relief against the Company in an involuntary case, (B) appoints a receiver, trustee, assignee, liquidator or similar official for the Company or (C) orders the liquidation of the Company;
               (e) a final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against the Company and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a creditworthy party shall not be included in calculating the $500,000 amount set forth above so long as the Company provides Holdings with a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to Holdings) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment; or
               (f) the Company breaches in any material respect any representation, warranty, covenant or other term or condition of this Convertible Note or any Operative Document, except, in the case of a breach of a covenant or other term or condition of this Convertible Note or any Operative Document which is curable, only if such breach continues for a period of at least ten (10) consecutive Business Days.
Annex B to Purchase Option Agreement

          Section 24. This Convertible Note shall be convertible into fully paid and nonassessable shares of Company Common Stock, on the terms and subject to the conditions set forth in this Section 4.
          (a) Conversion Right. At the Maturity Date, at its option, the Company shall be entitled to convert all or any portion of the outstanding principal balance of the Convertible Term Loan (together with any unpaid interest thereon) into duly authorized, validly issued, fully paid and nonassessable shares of Company Common Stock in accordance with Section 4(c), at the Conversion Rate (as defined below) (the “Conversion Right”). No fractional shares of Company Common Stock shall be issuable upon exercise or conversion of this Convertible Note and the number of shares of Company Common Stock to be issued shall be rounded down to the nearest whole share. If a fractional share interest arises upon any conversion of this Convertible Note, the Company shall eliminate such fractional share interest by paying Holdings the amount computed by multiplying the fractional interest by the fair market value of a share of Company Common Stock. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of the Company Common Stock upon conversion of all or any portion of the outstanding principal balance of the Convertible Term Loan.
          (b) Conversion Rate. The number of shares of Company Common Stock issuable upon conversion of all or any portion of the outstanding principal balance of the Convertible Term Loan (together with any unpaid interest thereon) pursuant to Section 4(a) shall be determined by dividing (x) the Conversion Amount by (y) the Conversion Price then in effect (the “Conversion Rate”).
     (i) “Conversion Amount” means the dollar value of that portion of the outstanding principal amount of the Convertible Term Loan (together with any unpaid interest thereon) to be converted into Company Common Stock.
     (ii) “Conversion Price” means the closing bid price of Company Common Stock on [                    ]3, subject to adjustment as provided herein.
          (c) Mechanics of Conversion. To convert the Conversion Amount into Company Common Stock on the Maturity Date, the Company shall transmit by facsimile (or otherwise deliver), for receipt on or prior to 12:00 p.m., New York time, on the date that is fifteen (15) Business Days prior to the Maturity Date, a copy of an executed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”) to Holdings. On or before the second (2nd) Business Day following the date of receipt of a Conversion Notice, Holdings shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Company. On the Maturity Date, the Company shall issue and deliver to the address as specified in the Conversion

[3]	Insert the date that is six months following the day on which Holdings or its Affiliates last sold Company Common Stock or, if such day is not a Business Day, the date of the next following Business Day.
Annex B to Purchase Option Agreement

Notice, a certificate, registered in the name of Holdings or its designee, for the number of shares of Company Common Stock to which Holdings shall be entitled. The Person or Persons entitled to receive the Company Common Stock issuable upon a conversion of this Convertible Note shall be treated for all purposes as the record holder or holders of such Company Common Stock on the Conversion Date. In the event of a partial conversion of this Convertible Note pursuant hereto, the balance of the principal amount payable hereunder (together with any unpaid interest thereon) shall be paid in full in cash on the Maturity Date.
               (d) Rights upon Other Corporate Events. In addition to and not in substitution for any other rights hereunder or under the Operative Documents, prior to the consummation of any merger, acquisition or consolidation pursuant to which holders of Company Common Stock are entitled to receive securities or other assets with respect to or in exchange for Company Common Stock (a “Corporate Event”), the principal amount payable hereunder (together with any unpaid interest thereon) shall be paid in full in cash on the effective date of such Corporate Event (but in no event after the Maturity Date).
               (e) Reclassification; Exchange; Combinations or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise of the Conversion Right (other than stock splits and reverse stock splits), the principal amount payable hereunder (together with any unpaid interest thereon) shall be paid in full in cash on the effective date of such reclassification, exchange, substitution or other event (but in no event after the Maturity Date).
               (f) Representations and Warranties Regarding Conversion. The Company hereby restates the representations and warranties set forth in Section 4.02 of the Stock and Warrant Purchase Agreement, dated as of October 1, 2008, between Holdings and the Company (the “Stock and Warrant Purchase Agreement”), respectively, as of the date hereof.
               (g) Reservation of Shares. The Company shall reserve sufficient shares of Company Common Stock out of its authorized shares to ensure that Shares will be immediately available upon exercise of the Conversion Right.
               (h) Miscellaneous.
                    (i) Term. The Conversion Right is exercisable in whole or in part on the Maturity Date. If the Conversion Right is exercised in part on the Maturity Date, the balance of the principal and interest due pursuant to this Convertible Note shall be due and payable in cash on the Maturity Date.
                    (ii) Legends. The Company Common Stock (and the securities issuable, directly or indirectly, upon conversion of the Company Common Stock, if any) shall be imprinted with a legend in substantially the form set forth in Section 6.02 of the Stock and Warrant Purchase Agreement.
Annex B to Purchase Option Agreement

                    (iii) Compliance with Securities Laws on Transfer. The Company Common Stock issuable upon exercise of the Conversion Right shall be subject to the restrictions on transfer set forth in Article VI of the Stock and Warrant Purchase Agreement.
          Section 25. Presentment, demand, protest and notice of presentment, demand, nonpayment and protest are each hereby waived by the Company.
          Section 26. No waiver by Holdings of any one or more defaults by the undersigned in the performance of any of its obligations under this Convertible Note shall operate or be construed as a waiver of any future default or defaults, whether of a like or different nature, or as a waiver of any obligation of the Company under the Operative Documents.
          Section 27. No provision of this Convertible Note may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by the Company and Holdings.
          Section 28. THIS CONVERTIBLE NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.
          Section 29. Whenever possible each provision of this Convertible Note shall be interpreted in such manner as to be effective and valid under applicable law, but in case any provision of or obligation under this Convertible Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
          Section 30. Whenever in this Convertible Note reference is made to Holdings or the Company, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Convertible Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of Holdings and its successors and assigns.
          Section 31. In addition to and without limitation of any of the foregoing, this Convertible Note and the Company Common Stock issuable pursuant to the Conversion Right shall be subject to the terms and conditions of the Purchase Option Agreement, the Stock and Warrant Purchase Agreement and the other Operative Documents.
[Remainder of Page Intentionally Left Blank]
Annex B to Purchase Option Agreement

     IN WITNESS WHEREOF, the Company has caused this Convertible Note to be executed by its duly authorized officer as of the day and year first above written.

OXiGENE, INC.
By:
Name:
Title:

[Signature Page to Convertible Note]
Annex B to Purchase Option Agreement

Exhibit A
OXiGENE, INC.
CONVERSION NOTICE
          Reference is made to the Convertible Term Note (the “Convertible Note”) issued to the undersigned by OXiGENE, Inc. (the “Company”). In accordance with and pursuant to the Convertible Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Convertible Note) of the Convertible Note indicated below into the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), as of the date specified below.
     1. The Company elects to convert the attached Convertible Note into Company Common Stock in the manner specified in the Convertible Note. This conversion is exercised for the following Conversion Amount: $                    .
     2. The Company shall, on the Maturity Date, issue a certificate representing the Company Common Stock for a number of shares to be determined on the Maturity Date pursuant to Section 4(b) of the Convertible Note in the name specified below:
Symphony ViDA Holdings LLC
c/o Symphony Capital Partners, L.P.
875 Third Avenue, 18th Floor
New York, NY 10022
Attn: Mark Kessel
     3. By its execution below and for the benefit of Holdings, the Company hereby restates each of the representations and warranties in Section 4.02 of the Stock and Warrant Purchase Agreement as of the date hereof.

OXiGENE, INC.

By:

Name:
Title:

Date:

Annex B to Purchase Option Agreement

EXHIBIT 1
PURCHASE OPTION EXERCISE NOTICE
                    , 20__
Attention:
Ladies and Gentlemen:
     Reference is hereby made to that certain Purchase Option Agreement dated as of October 1, 2008 (the “Purchase Option Agreement”), by and among OXiGENE, Inc., a Delaware corporation (the “Company”), Symphony ViDA Holdings LLC, a Delaware limited liability company, and Symphony ViDA, Inc., a Delaware corporation. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Purchase Option Agreement.
     Pursuant to Section 2(a) of the Purchase Option Agreement, the Company hereby irrevocably notifies you that it hereby exercises the Purchase Option.
     Subject to the terms set forth therein, the Company hereby affirms the representations and warranties set forth in Section 3(a) of the Purchase Option Agreement, as of the date hereof.
     The Company estimates that the Purchase Option Closing Date will be                     , 20___.
     The Purchase Price will be $                    , subject to adjustment if the Purchase Option Closing Date occurs later than the estimated date set forth above.
     Subject to the limitations set forth in Section 2(c) of the Purchase Option Agreement, the Company intends to pay ___% of the Purchase Price in Company Common Stock. The number of shares estimated to be transferred at such Purchase Price will be                      shares, based on a per share valuation of $                     calculated as of the closing of the preceding trading day of the Company Common Stock. This represents ___% of the total amount of Company Common Stock issued and outstanding as of the date hereof.

Very truly yours, OXiGENE, INC.
By:
Name:
Title:

Annex B to Purchase Option Agreement